UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 1, 2010

MAGUIRE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-31717	04-3692625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

355 South Grand Avenue, Suite 3300 Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

213-626-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Signatures

Section 1 – Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

Effective February 1, 2010, Maguire Properties, L.P., the registrant’s operating partnership (together with the registrant, the “Company”), agreed to a termination of its lease of 17,207 square feet of rentable area on the fourth floor at the 1733 Ocean Avenue project in Santa Monica, California owned by Robert F. Maguire III, a former executive officer and director of the Company. The lease was pursuant to an Office Lease dated as of November 15, 2005, and would have otherwise expired in July 2016. Under the lease, the Company paid annual rent totaling approximately $0.7 million, $0.8 million and $1.0 million during the years ended December 31, 2007, 2008 and 2009, respectively, after accounting for priority cash flow participation. The priority cash flow participation is a monthly amount owed by Mr. Maguire to the Company pursuant to a Letter Agreement dated as of November 15, 2005 (the “participation side letter”) that effectively decreased the Company’s net rent to a level comparable to rates in downtown Los Angeles that went into effect upon lease commencement.

Pursuant to a separation agreement effective as of May 17, 2008, Mr. Maguire resigned as the Company’s Chief Executive Officer and Chairman of the Board. In June 2008, the Company relocated its corporate offices from 1733 Ocean to downtown Los Angeles, California, and vacated the space at 1733 Ocean. Pursuant to his separation agreement, Mr. Maguire agreed to use his best efforts for a period of 180 days to obtain the necessary consents to terminate the lease and, if such consents were not obtained, to take certain actions to facilitate the Company’s efforts to sublet the space. Mr. Maguire did not obtain the necessary consents within the 180-day period.

Prior to the lease termination, the Company’s future contractual lease obligations totaled approximately $8.5 million ($6.5 million if the Company received the priority cash flow participation). The Office Lease did not permit an offset against the Company’s contractual rent payments in the event that all or part of the priority cash flow participation was not paid by Mr. Maguire to the Company.

After pursuing various alternatives with respect to the 1733 Ocean fourth floor space, the Company has agreed with Mr. Maguire to a lease termination effective February 1, 2010. Pursuant to the lease termination, the Company agreed to total consideration of $2,500,000 ($1,970,000 in installment payments through year-end 2011 and an offset of $530,000 owed by Mr. Maguire to the Company). Those amounts consist of:

-	An initial termination fee installment of $275,000 to be paid by the Company on or before February 1, 2010;

-	Additional termination fee monthly installments of $75,000 to be paid by the Company beginning February 1, 2010 and continuing through and including November 1, 2011, with a final payment of $45,000 on December 1, 2011, totaling $1,695,000; and

-	Amounts owed by Mr. Maguire to the Company pursuant to the participation side letter and for Mr. Maguire’s use of the services of certain Company employees during calendar years 2008 and 2009 totaling $530,000 are deemed satisfied.

The Company expects to record a charge of approximately $1.4 million during the three months ending March 31, 2010 in connection with the termination of this lease. No further lease payments are required and the lease termination includes a standard release of claims in favor of the Company as tenant under the lease documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGUIRE PROPERTIES, INC.
(Registrant)

Dated: February 5, 2010	/s/ Jonathan L. Abrams
Jonathan L. Abrams
Senior Vice President, General Counsel and Secretary